LETTER FROM BROKERS OR OTHER NOMINEES TO
BENEFICIAL OWNERS OF
SHARES OF COMMON STOCK
OFFERED PURSUANT TO SUBSCRIPTION RIGHTS
DISTRIBUTED TO HOLDERS OF
TIMCO AVIATION SERVICES, INC.
To Our Clients:
      Enclosed for your consideration are a Prospectus dated October   , 2005, and the Instructions as to use of TIMCO Aviation Services, Inc. (“TIMCO”) Subscription Certificates relating to the offer by TIMCO to issue additional shares of its Common Stock (“Common Stock”) at a subscription price of $4.80 per post-reverse split share ($0.12 per pre-reverse split share), in cash (the “Subscription Price”), pursuant to subscription rights (the “Rights”) initially distributed to holders of record (“Record Owners”) of the shares of Common Stock as of 5:00 p.m., New York City time, on October 19, 2005 (the “Record Date”).
      As described in the Prospectus, you will receive 1.5 Rights for each post-reverse split share (40 pre-reverse split shares) of Common Stock carried by us in your account as of the Record Date. No fractional Rights will be granted; if a fractional Right would have been calculated for you as a result of the ratio described above, the number of Rights granted to you will be rounded up to the nearest whole Right. You are entitled to subscribe for one share of Common Stock for each whole Right issued to you (the “Basic Subscription Privilege”) at the Subscription Price. You will also have the right (the “Oversubscription Privilege”), subject to proration, to subscribe for shares available after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege at the Subscription Price. If there are insufficient additional shares to satisfy all exercised Oversubscription Privileges, such additional shares of Common Stock will be allocated pro-rata among all the holders of the Rights exercising Oversubscription Privileges, in proportion to the number of shares of Common Stock each such holder has purchased pursuant to his or her respective Basic Subscription Privilege. You must elect to exercise your Oversubscription Privilege (or not) at the time you exercise your Basic Subscription Privilege, and you must exercise your Basic Subscription Privilege in full in order to exercise your Oversubscription Privilege.
      In general, the Rights are nontransferable. You may transfer your Rights, however, to your immediate relatives (i.e. your spouse, children, and parents), to entities wholly owned or controlled by you, and to certain other permitted transferees more fully described in the Prospectus.
      THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE SHARES OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF THE RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and “Instructions as to Use of TIMCO Aviation Services, Inc. Subscription Certificates”. However, we urge you to read these documents carefully before instructing us as to how to exercise your Rights.
      Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the offering describe din the Prospectus. The offering will expire on November 15, 2005, at 5:00 p.m., New York City time, unless the offering is extended by TIMCO. Once you have exercised a Right, such exercise cannot be revoked.
      If you wish to have us, on your behalf, exercise the Rights for any shares to which you are entitled, please so instruct us by completing, executing, and returning to us the instruction form on the reverse side of this letter.
      ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AT 17 BATTERY PLACE, 8TH FLOOR, NEW YORK, NY 10004. YOU MAY CALL CONTINENTAL STOCK TRANSFER & TRUST COMPANY AT (202) 509-4000. YOU MAY ALSO CALL THE INFORMATION AGENT, MORROW & CO., INC., TOLL FREE AT (800) 607-0088.

INSTRUCTIONS BY BENEFICIAL OWNERS TO BROKERS OR OTHER NOMINEES
(ACCOMPANYING LETTER FROM BROKERS OR OTHER NOMINEES TO BENEFICIAL OWNERS)
      The undersigned acknowledges receipt of your letter and the enclosed materials referred to therein relating to the offering of additional shares of Common Stock (the “Common Stock”) of TIMCO Aviation Services, Inc. (“TIMCO”).
      This will instruct you whether to exercise Rights to purchase the shares of Common Stock distributed with respect to TIMCO’s common stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions as to Use of TIMCO Aviation Services, Inc. Subscription Certificates”.
Box 1.  ☐  Please do not exercise rights for shares of Common Stock
Box 2.  ☐  Please exercise Rights for shares of Common Stock as set forth below:

	Number of shares of Common Stock Subscribed For		Price		Payment
Basic Subscription Right*		X	$4.80	=
Oversubscription Right		X	$4.80	=
Total Price
* YOU MAY PURCHASE ONE SHARE OF COMMON STOCK FOR EACH WHOLE RIGHT YOU HOLD
Box 3.  ☐  Payment in the following amount is enclosed:  $
Box 4.  ☐  Please deduct payment from the following account maintained by you as follows:

Type of Account:

Account No.:

Amount to Be Deducted:

Date: Signature(s)
Please type or print name(s) below

2